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                  REJECT THE ATTEMPT BY A DISSIDENT SHAREHOLDER
                     TO DISRUPT THE COMPANY'S BUSINESS PLAN
                          AND FORCE ITS PREMATURE SALE

                                                                    May 30, 2006

Dear Fellow Delcath Shareholder:

     You may have recently received a shareholder letter from Laddcap Value Partners LP and its principal Robert Ladd, a self-interested dissident shareholder, asking you to support his short-sighted shareholder proposal to explore a sale of Delcath Systems and to withhold support for the qualified independent company directors who stand for re-election.

     As we have stated in the proxy materials and shareholder letters previously sent to you, we believe Ladd is driven only by what is in its own short-term interests and by its selfish desire to extract a `quick profit' by selling the Company NOW -- before the value of Delcath's key product can be properly realized -- which is not in the best interests of the Company's shareholders.

          YOUR BOARD BELIEVES THAT ITS PRIMARY OBLIGATION IS TO ENHANCE
                     SHAREHOLDER VALUE FOR ALL SHAREHOLDERS

     In this regard, the Board regularly reviews the status of the Company's progress toward obtaining pre-market approval from the U.S. Food and Drug Administration (`FDA') for the use of the Company's medical device. The Board believes that, if the Company obtains pre-market approval from the FDA, the value of the Company's technology (and therefore the value of the Company) will be substantially increased beyond what could reasonably be expected to be obtained in a sale of the Company TODAY.

                   YOUR BOARD HAS AN OUTSTANDING TRACK RECORD
                                OF VALUE CREATION

     The Company's results to date speak for themselves. During the past three years under the direction of the current management and Board of Directors, the Company has achieved significant increases in shareholder value, including:

     o From May 15, 2003, near the completion of a public offering of the Company's shares, the closing price for the Company's Common Stock was $0.65 per share. On May 26, 2006, the Company's Common Stock had a closing price of $4.99 per share.

     o From May 15, 2003 to May 26, 2006, the market value per share of the Company's Common Stock increased by approximately 668%.

     o From the beginning of 2004 through the end of 2005, the Company has raised approximately $16.6 million in new capital.



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     o    On May 11, 2005, the Company announced that it had been granted fast-track status by the FDA for its novel system for delivering high dose chemotherapy to specific organs and body regions for treating metastatic melanoma in the liver with melphalan, a currently approved anticancer agent. The FDA's fast-track program is rarely granted and is designed to facilitate development and expedite the review of new drugs or, in the case of Delcath, a new drug-device combination, having the potential to treat illnesses which currently lack adequate therapy.

     o On February 21, 2006, the Company entered into a Special Protocol Assessment and Agreement with the FDA, a significant step toward obtaining final FDA approval. The Company currently is undertaking its final clinical studies on the way to obtaining FDA approval.

     On the other hand, in contrast to the members of your Board who have held Company shares for an extended period of time, the Company believes that Mr. Ladd is a short-sighted investor who has acquired most of his position in the last year in order to realize quick short-term profits. Shareholders should be aware that despite the fact that Mr. Ladd currently has approximately 33% of Laddcap's fund invested in Delcath's successful stock, the annual return for Mr. Ladd's fund for 2006 through April 2006 is a meager 5.1%, and for all 2005 was an embarrassing -1.7%, considerably below the performance of the rest of the market.1 Institutional Shareholder Services Inc. (ISS), a leading provider of proxy voting and corporate governance services, recommended all shareholders of the Company vote AGAINST Mr. Ladd's shareholder proposal and the Company urges you not to let Mr. Ladd's short-sighted, self-interested demands deprive the Company of its exciting future prospects.

            LADD'S OBLIGATION IS TO ACT IN THE BEST INTEREST OF LADD YOUR BOARD'S OBLIGATION IS TO ACT IN YOUR BEST INTERESTS
                      REJECT LADD'S MISINFORMATION CAMPAIGN

     Because Mr. Ladd is unable to identify any legitimate shortcomings in the Company's successful business strategy, Mr. Ladd has instead resorted to launching frivolous personal attacks against the Company's dedicated management and Board, and is engaging in a campaign of misinformation and selective disclosure. Your Board is comprised of a majority of independent directors and they are committed to acting in the best interests of ALL Delcath shareholders. Mr. Ladd, on the other hand, has no obligation to act in your best interests.

     Over the past year, in addition to management having had numerous telephone conversations with Mr. Ladd, the Company's President and Chief Executive Officer, Mr. M.S. Koly, has met with Mr. Ladd on two separate occasions, once at Mr. Ladd's offices and once at Delcath's headquarters. Unfortunately, after these meetings, the Company determined that Mr. Ladd was not truly interested in seeking enhanced shareholder value for all shareholders, but was more interested in wasting the Company's time and resources by seeking to derail the Company's focused business strategy purely so that Mr. Ladd could realize a short-term profit on his recently-purchased shares, to the detriment of all other Company shareholders and your Board's objective of maximizing long-term shareholder value.

_____________

(1) Source: Laddcap Value Partners LP April 2006 update to investors. Annual return for S&P SmallCap 600 for 2006 through April 2006 is 12.52% and for all 2005 was 6.65%. Similarly, the annual return for Mr. Ladd's fund for 2004 was 0.7%, while the annual return for the S&P SmallCap 600 was 21.59%.



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     If Mr. Ladd were truly interested in seeking increased value for all
Company shareholders, he would not be focused on extraneous issues like the immaterial litigation matters, on which the Company has expended minimal resources, and with which Mr. Ladd seeks to disrupt and derail the Company's focused and successful business strategy. DO NOT BE FOOLED. We believe Mr. Ladd is acting solely in his own short-sighted self-interest to the detriment of all Company shareholders. On the other hand, your Board will continue to work hard to deliver to all Delcath shareholders the value they deserve.

                YOUR BOARD IS COMPRISED OF EXPERIENCED DIRECTORS
                   WHO ARE COMMITTED TO ENHANCING SHAREHOLDER
                           VALUE FOR ALL SHAREHOLDERS

     Your Board is comprised of experienced directors, a majority of whom are independent and all of whom are committed to enhancing shareholder value for all shareholders by continuing to produce results like those highlighted above. Further, the compensation and stock option committee of the Board is made up entirely of independent directors and is empowered by the Board to act independently. While Mr. Ladd attempts to impugn both the qualifications and character of the Company's Board by engaging in a campaign of insinuation and selective disclosure, the reality is that the Company's Board is a board of the highest integrity and has a wealth of experience including with development stage companies, pharmaceuticals, medical research and the medical device industry:

     o Mr. M.S. Koly, the Company's President and CEO, is a former (i) Chief Operating Officer of Repligen Corporation, a Nasdaq-listed development-stage biopharmaceutical company focused on the development of novel therapeutics for profound neuropsychiatric disorders and autoimmune disease, (ii) President of Hydron Technologies, Inc. (Europe), a research and development company focused on products and medical applications utilizing its patented tissue oxygenation technology, and (iii) President of Becton Dickinson Respiratory Systems, a medical technology company that manufactures and sells a broad range of medical supplies, devices, laboratory equipment and diagnostic products.

     o Dr. Samuel Herschkowitz, M.D., Chairman of the Board, is board certified in psychiatry and neurology. He is a clinical professor at New York University Medical Center and has held academic positions at Beth Israel Hospital, Mount Sinai Medical School and Downstate Medical Center. Dr. Herschkowitz is an experienced venture capital investor in successful medical-industry companies and has served on the boards of directors of multiple development-stage companies in the medical industry.

     o Mr. Victor Nevins was a founder of Max Abramson Enterprises and its former CEO. Mr. Nevins guided Max Abramson Enterprises from its infancy and turned it into a highly-successful medium-sized conglomerate. Mr. Nevins is also a former trustee of the Flushing Hospital and Medical Center.

     o Mr. Mark Corigliano was a founder and has been Managing Director of Coast Cypress Associates, a profitable company that designs and implements microcomputer systems. Mr. Corigliano helped guide Coast Cypress Associates through its developmental stages.

     o Mr. Dan Isdaner is an accomplished entrepreneur and real estate investor with business interests in Maine, New Jersey and Florida. Mr. Isdaner is a director of Anchor Commercial Bank, a development-stage private bank with almost $100 million is assets,



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          and has played an integral role in the early development of the bank.
          Mr. Isdaner also developed and operates a highly-successful children's summer camp in Maine.

         THIS IS ALL ABOUT SHAREHOLDER VALUE -- PROTECT YOUR INVESTMENT

     Despite your Board's outstanding record of value creation and the Company's exciting future prospects, Mr. Ladd is asking you to withhold your vote for the Delcath nominees at the Company's Annual Meeting and to vote for his short-sighted shareholder proposal, that even ISS recommended all shareholders of the Company vote AGAINST. Your Board has decades of experience managing successful businesses in the medical device industry and other industries, and it will continue taking the appropriate steps to deliver to Delcath shareholders the value they deserve.

                            YOUR SUPPORT IS IMPORTANT
                                   REJECT LADD
                         VOTE FOR THE COMPANY'S NOMINEES
                          VOTE AGAINST LADD'S PROPOSAL

     We urge you to ignore Mr. Ladd's misinformation campaign and vote for the Delcath nominees and against the short-sighted Ladd shareholder proposal.

     Please vote by Telephone or by Internet today. Remember -- every share and every vote counts! Alternatively, you may sign, date and mail your proxy card previously sent to you. If you have any questions, please call MacKenzie Partners, Inc., toll-free at (800) 322-2885 or collect at (212) 929-5500.

     Thank you in advance for voting promptly.

                                          Sincerely,

                                          /s/ M.S. Koly
                                          M.S. Koly
                                          President and Chief Executive Officer

     This letter contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to our ability to successfully complete Phase III clinical trials and secure regulatory approval of our current or future drug-delivery system and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.